Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

Exhibit 99.1

News
Release

Date:	April 16, 2008

For Release:	Immediate

Contact:	Yolanda Pollard (Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Provides Preliminary First Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects first quarter 2008 as-reported and operational earnings of approximately $1.55 per share compared to as-reported and operational results of $1.03 per share in first quarter 2007.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. Entergy had no special items included in earnings for either first quarter 2008 or first quarter 2007.

The increase in first quarter 2008 operational earnings is due primarily to higher earnings at Entergy Nuclear with slightly higher results at Utility, Parent and Other also contributing to the increase. Results at Entergy's Non-Nuclear Wholesale Assets business are expected to be approximately the same as first quarter 2007. In addition, Entergy's earnings for the current period include the positive effect of accretion associated with the company's share repurchase program.

The quarter on quarter increase in earnings at Entergy Nuclear is attributed to higher revenue from increased production made available by the addition of Palisades acquired in second quarter 2007 and fewer outage days, as well as higher energy pricing. These items were partially offset by higher expenses at Entergy Nuclear, primarily associated with including Palisades in the portfolio.

Entergy affirmed previously issued as-reported and operational earnings guidance for 2008 to be in the range of $6.50 to $6.90 per share.

Entergy's senior management will host its 2008 Analyst Meeting on April 25, 2008 in New Orleans, LA to discuss quarterly results and other business matters with investors. In addition, Entergy will webcast its analyst meeting including a presentation by its Chief Financial Officer Leo Denault, who will review quarterly results in his presentation. The analyst meeting webcast is scheduled to begin at 7:30 a.m. CT, with Mr. Denault's presentation scheduled for approximately 11:00 a.m. CT. The webcast and presentation slides can be accessed via Entergy's Web site at www.entergy.com.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $11 billion and approximately 14,300 employees.

Additional investor information can be accessed online at

www.entergy.com/investor_relations

In this release, Entergy makes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Many factors could cause the actual results to differ materially than the forward-looking information provided. These factors are discussed in more detail in Entergy Corporation's 2007 Annual Report on Form 10-K including (a) Forward-Looking Information, (b) Item 1A. Risk Factors, and (c) Item 7. Management's Financial Discussion and Analysis and subsequent SEC filings.